Exhibit 10.5

June 14, 2007

Steve Sordello

(Via EMAIL)

Dear Steve,

We are pleased to offer you a position as Chief Financial Officer, CFO, here at LinkedIn, Corporation (the “Company”) beginning July 9th 2007 (the “Start Date”) or as soon thereafter as possible. Your responsibilities in this position will include but not be limited to: tracking and reporting our business progress; forecasting future periods; leading the annual budgeting process; partnering with our human resources leader in creating and managing our compensation and executive compensation programs; building a strong finance team; building the infrastructure to meet the needs of our growing business. You will be reporting to Dan Nye, CEO. Your annual base salary will be $200,000, paid semi-monthly. Additionally you will be eligible to receive up to $75,000 in bonus at the end of 2007 based upon mutually agreed upon objectives. If after 2007 the Company implements an executive bonus program, you will be eligible to participate on terms, and target bonus amounts, to be determined by the Board of Directors of the Company. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

Although all benefits are subject to change, our current package includes: health, dental, and vision coverage for employees, as well as subsidized coverage for family members; Long Term Disability (LTD) and Life Insurance coverage at no cost to you; and you will be able to participate in the company 401(k) plan. Additionally, you will receive the equivalent of 18 days of personal time off (PTO) per year that accrues semi-monthly starting with your date of hire. PTO will stop accruing when an employee reaches 240 hours of PTO.

Subject to approval by the Company’s Board of Directors (the “Board”), you also will be entitled to receive options to purchase up to 723,436 shares of the Company Common Stock (.85% of the Company’s fully diluted capitalization) under the Company’s 2003 Stock Incentive Plan (the “Options”). The Options will vest over four years, commencing with the first 25% vesting after the first year of employment and the remaining 75% vesting in 36 equal monthly installments thereafter. You will also be eligible to receive future options grants if and when the Board determines such grants are appropriate for employees.

Should you desire, the Company will offer to you the ability to purchase all or a portion of the 723,436 shares prior to vesting, subject to a restricted stock purchase agreement that would give the Company the right to repurchase any unvested shares at cost whenever your employment terminates. Should you desire to do so, you can pay up to 50% of the purchase price for the shares with promissory notes. We will work with your tax advisors to structure any such transaction for your optimal tax benefit. That may include, for instance, an arrangement under which some portion of the purchase price paid by promissory note is paid by a non-recourse promissory note and another portion by a full recourse promissory note. You, of course, will be responsible for consulting with your tax advisors as to the best way to structure any such arrangement in light of your personal tax situation. Any such note would bear interest at the minimum “applicable federal rate” published by the IRS, and all principal and interest would be due and payable immediately prior to an initial public offering of the Company’s securities.

Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s Employee Confidential Information and Non-Solicitation Agreement. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

Your employment with us will be “at-will.” This means that either you or we may terminate the employment relationship at any time with or without notice or with or without cause. By accepting employment with us, you understand and agree that this atwill relationship cannot be changed or retracted, either orally or in writing, or by any policy or conduct, unless you receive a document expressly stating that your employment is no longer at-will, which is signed both by you and the CEO of the Company.

Of course, if you accept our offer of employment, you will receive more information regarding your terms and conditions of employment and our policies and procedures (the “Employment Materials”). These materials, however, will not change your at-will employment status and are merely meant to provide additional information relating to your job.

The Company recognizes that upon a change of control, it is appropriate to provide you with accelerated vesting if your employment is involuntarily terminated without cause and/or you are constructively terminated following such a change of control.

Accordingly, if within twelve (12) months following a change of control, your employment is involuntarily terminated without cause, or you are “constructively terminated” following such change in control, then upon such termination you will be entitled to immediate vesting of 100% of the number of shares subject to the option granted to you as set forth above which remain unvested as of the date of your termination or constructive termination. For purposes of this offer letter, “cause”, “change of control” and “constructive termination” shall have the meaning set forth on Exhibit A. Your right to such acceleration is conditioned upon your signing an agreement releasing the Company (or any successor entity), its officers, directors and affiliates from all liability whatsoever.

This letter and the Employment Materials contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company. This letter agreement may not be amended or modified except by an express written agreement signed by you and the CEO of the Company. The terms of this letter and the resolution of any disputes hereunder shall be governed by California law.

This offer expires June 22nd 2007 is contingent upon your references providing acceptable feedback, proper proof of work authorization, and an appropriate background check. Upon acceptance of this letter, please sign and return via federal express to LinkedIn Corporation, 2029 Stierlin Ct. Suite 200, Mt. View, CA 94043 attn: Candy Mielke 650.687.3588 (Federal Express Account) or via facsimile to 1.650.687.0507.

Sincerely,

/s/ Dan Nye
Dan Nye
CEO
LinkedIn Corporation

Agreed and accepted as of:

/s/ Steven Sordello	7/23/07
Candidate Signature	Date

Address

EXHIBIT A

“Cause” shall mean: (i) you engaging in knowing and intentional illegal conduct that was or is materially injurious to the Company or its affiliates; (ii) you violating a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company; (iii) you materially breaching the terms of any confidentiality agreement or invention assignment agreement between you and the Company; (iv) you being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company or its affiliates; or (v) your death or inability to perform your duties for a period of three (3) consecutive months.

“Change of Control” shall mean the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets of another corporation or entity, or other similar transaction (each, a “Business Combination” ), unless, in each case, immediately following such Business Combination (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 55% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries,) and (B) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were members of the Board of Directors of the Company at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

“Constructive Termination” shall mean (i) without your written consent, a reduction in your base salary, other than a reduction in salary that is part of an expense reduction effort applied to the executive management team (defined as the CEO’s direct reports) generally and which results in a percentage reduction of your salary or bonus no greater than the greatest percentage reduction applied to at least one other member of the executive management team; or (ii) without your written consent, a relocation of your principal place of work to a location more than 35 miles away from your workplace prior to the relocation; or (iii) without your written consent, the significant reduction of your duties or responsibilities when compared to your duties or responsibilities in effect immediately prior to such reduction.